Exhibit 10.1

RED ROBIN INTERNATIONAL, INC.
6312 Fiddler’s Green Circle
Suite 200 North
Greenwood Village, CO 80111
303-846-6000

February 19, 2008

Michael E. Woods

6440 East Berry Avenue

Englewood, CO 80111

Re:          Employment and Consulting Agreement

Dear Mike:

                Red Robin International, Inc. (“Red Robin” or “the Company” or “we” or “us”) wants to engage you under the terms set forth herein, as a consultant.

                You will continue in your role of Senior Vice President and Chief Knowledge Officer through April 2, 2008.  Commencing April 3, 2008, through October 3, 2009 (the “Consulting Period”), you will be engaged to consult with Red Robin on an as needed basis, subject to either party’s right to cancel the consulting agreement at any time by written notice to the other. You agree that during the Consulting Period you will be reasonably available to provide consulting services to the Company, and will notify the Company in advance of any extended absences or periods when you will be unavailable.  You also agree that the Company may terminate this agreement for cause, if, in the Company’s exercise of its reasonable discretion, your unavailability has reasonably interfered with the Company’s ability to request and utilize services from you.

                For your services as an employee in 2008, Red Robin will continue to pay you monthly in arrears at your current 2007 base salary rate of $300,000 through April 2, 2008. You will not earn nor be eligible for any awards or grants under any of the Company’s bonus, equity or other award plans for services rendered in 2008. We will continue to provide you with continuation of current health and welfare benefits generally available to employees until April 2, 2008.

                For your services as a consultant from April 3, 2008 to October 3, 2009, Red Robin will pay you a consulting fee of $300.00 per hour for the hours worked for us with no minimum monthly amount. You will need to submit an invoice showing the hours you work for us each month. We will reimburse you for reasonable travel expenses and similar out of pocket expenses that you incur in performing your consulting services. When you are providing consulting services to the Company, we will provide you with an office and standard office equipment at no charge to you.

                As additional consideration for your consulting services, the Compensation Committee of the Board, acting as the Stock Plan Administrator for all of Red Robin’s stock option plans, will take such actions as may be appropriate to cause the stock options that the Company has awarded to you as an employee of the Company to continue to vest at the rate and on the terms stated in the applicable stock option agreement, so long as you continue providing services to the Company under the terms of the consulting agreement and allow you to exercise all options that have vested during the term of your employment or that vest during the term of the consulting arrangement, in accordance with the options’ terms.

                To the extent that the Company reasonably believes or has been advised that paying you the consulting fees or allowing your stock options to continue to vest or allowing you to exercise your stock options after the termination of your employment will, or would likely, result in adverse tax consequences to you or to the Company or both, provided both parties mutually agree, the Company may restructure this agreement, including the Company’s obligation to pay you the consulting fees or the vesting of your stock options or conditions upon which you may exercise said stock options (as to form and/or timing, but not as to amount) in a manner designed to eliminate or, if not practical, mitigate such adverse tax consequences.

                If in the course of your services as a consultant hereunder you have access to any confidential or proprietary information of the Company, then you must treat that information as confidential in the same manner as you would be obligated to do now under our Code of Ethics with respect to the provisions of the Code of Ethics under the headings Confidentiality and Red Robin’s Books, Records and Other Property, which shall continue to apply to you during the term hereof.  During the continuation of your term as an employee, you shall remain subject to all employee policies.

                Any writings, reports, plans, recipes, procedures, manuals, or other written works, and any drawings, sketches, pictures, or diagrams you prepare in performing your work for us will be deemed “Works Made for Hire,” and we will own the copyright and all other rights to the Work Made for Hire provided that Works Made for Hire will not include materials that are a derivative work of a previously completed work in which Woods holds the copyright or a license to use the materials.

                It is understood your last day as an employee will be April 2, 2008 and that, per the Employment Agreement dated January 7, 1997 between Red Robin International, Inc. and Mike Woods beginning April 3, 2008, RRI will pay your current salary of $300,000 monthly in accordance with the terms thereof. With the exception of such terms this Agreement constitutes the entire agreement between or among us and supersedes any prior understandings, agreements or representations by or among us, written or oral, which may have related in any way to the subject matter of the Agreement.

                Mike, if this is acceptable on the terms stated, please sign this letter in the space provided below.

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Very truly yours,

/s/ Katherine L. Scherping
Katherine L. Scherping
Vice President

ACCEPTANCE

                I agree to the employment and consulting terms and conditions stated above.

/s/ Michael E. Woods
Michael E. Woods
February 19, 2008